UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

March 6, 2006

NORTHROP GRUMMAN CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16411	No. 95-4840775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1840 Century Park East, Los Angeles, California 90067

(Address of Principal Executive Offices)

(310) 553-6262

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Accelerated Share Repurchase Agreement

On March 6, 2006, Northrop Grumman Corporation (the “Company”) entered into a $750 million accelerated share repurchase (“ASR”) agreement with Credit Suisse, New York Branch (“CSNY”). Under the ASR agreement, the Company will purchase 11,577,647 shares of its common stock at a price per share of $64.78. This ASR agreement is entered into pursuant to the Company’s previously announced $1.5 billion stock repurchase program and follows the settlement on March 1, 2006 of the prior $500 million share repurchase agreement with CSNY dated November 4, 2005 under which approximately 9.1 million shares of common stock were acquired.

Under the ASR agreement, CSNY plans to purchase an equivalent number of shares of common stock in the open market from time to time until it has acquired that number. At the end of this period, the Company may receive or be required to remit a price adjustment based upon the volume weighted average price of its common shares purchased by CSNY during the period. The purchase price adjustment can be settled, at the option of the Company, in cash or in shares of its common stock.

The foregoing description of the ASR agreement does not purport to be complete. For an understanding of the terms and provisions, reference should be made to the ASR agreement, attached as Exhibit 10.1 to this Report.

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Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1	Accelerated Share Repurchase Agreement, dated March 6, 2006 between Northrop Grumman Corporation and Credit Suisse, New York Branch

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHROP GRUMMAN CORPORATION (Registrant)

By:	/s/ JOHN H. MULLAN
John H. Mullan Corporate Vice President and Secretary

Date: March 7, 2006

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EXHIBIT INDEX

Exhibit No.

Exhibit 10.1	Accelerated Share Repurchase Agreement, dated March 6, 2006 between Northrop Grumman Corporation and Credit Suisse, New York Branch

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